Exhibit 99.1

NEWS RELEASE
ENSCO INTERNATIONAL INCORPORATED

500 North Akard • Suite 4300 • Dallas, Texas 75201-3331 Tel: (214) 397-3000 • Fax: (214) 397-3370 • Web Site: www.enscous.com

ENSCO INTERNATIONAL REPORTS RECORD THIRD QUARTER 2006 RESULTS

Dallas, Texas, October 24, 2006 ... ENSCO International Incorporated (NYSE: ESV) reported that net income nearly tripled in the quarter ended September 30, 2006, to $214.8 million ($1.40 per diluted share) on revenues of $489.9 million, as compared to net income of $74.3 million ($0.49 per diluted share) on revenues of $275.1 million for the quarter ended September 30, 2005.

Net income for the nine months ended September 30, 2006 was $559.3 million ($3.64 per diluted share) on revenues of $1,353.8 million, compared to net income of $181.3 million ($1.19 per diluted share) on revenues of $732.0 million for the nine months ended September 30, 2005.

The average day rate for ENSCO's operating jackup rig fleet for the quarter ended September 30, 2006, increased by 57% to $119,400 as compared to $76,000 in the prior year quarter. Utilization of the Company's jackup fleet increased to 97% in the most recent quarter, as compared to 85% in the quarter ended September 30, 2005.

The Company also reported that it repurchased 1,250,000 shares of its common stock during the third quarter of 2006 at an average price of $43.54 per share as part of a $500 million share repurchase authorization approved by the Company's Board of Directors late in the first quarter of 2006. Under the program, ENSCO has repurchased a total of 2,345,000 shares at an average price of $45.49 per share through the third quarter.

Carl Thorne, Chairman and Chief Executive Officer of ENSCO, commented on the Company's current results and outlook: "We are pleased to announce our fourth consecutive record quarter. International markets remain strong. Increases in jackup day rates from second quarter levels in both our Europe/Africa and Asia Pacific Business Units more than offset slightly lower rates for our jackup rigs in the Gulf of Mexico. The average day rate for our worldwide jackup fleet in the third quarter increased sequentially by 3% over the prior quarter.

"ENSCO 83, one of our 250' water depth capable Gulf of Mexico jackups rigs, entered a shipyard in August for enhancement work and final international outfitting. We expect to complete this upgrade project in March 2007. We do not have any other rig enhancement projects scheduled at this time. Our rig fleet enhancement and life extension activities over the last several years are starting to pay dividends. We expect to incur minimal near-term shipyard downtime during a period when associated opportunity cost will be significant.

"Our new rig construction projects remain on schedule and within budget, with three of the four rigs committed upon completion. Our new ultra-high specification jackup rig, ENSCO 108, is scheduled for delivery in the second quarter of 2007. The rig is committed for work in Indonesia following delivery. ENSCO 8500 and ENSCO 8501, two ultra-deepwater semisubmersible rigs, are scheduled for delivery in the second quarter of 2008 and first quarter of 2009, respectively. Both rigs are being built against firm multi-year contracts. We recently announced construction of our third 8500 SeriesTM ultra-deepwater semisubmersible rig, ENSCO 8502, which is scheduled for delivery in late 2009. We are in discussions with several prospective customers regarding a contract for the rig.

"While we experienced an interruption in the positive trend of our Gulf of Mexico jackup rates during the summer, we attribute this softness largely to the impact of hurricane season. We continue to remain confident in this market. As reported in our monthly rig status report, we have already contracted two of our Gulf of Mexico jackups for work next year at day rates at or above pre-hurricane season levels.

"International markets remain strong, and continue to be undersupplied. Approximately one dozen jackup rigs, including ENSCO 105, are scheduled to depart the Gulf of Mexico for international commitments by early next year, and additional departures are possible. Two-thirds of our jackup fleet will be located internationally upon delivery of ENSCO 108 in the second quarter of 2007.

"Our third quarter results were excellent, notwithstanding recent softening of rates in the Gulf of Mexico market. We had good momentum going into the third quarter and therefore did not experience the full quarter effect from the softening in this market. Accordingly, we currently anticipate that fourth quarter results will decrease slightly from third quarter levels. We expect this to be a one-quarter adjustment inasmuch as previously contracted day rate increases in respect of a number of our Europe/Africa and Asia Pacific jackup rigs become effective during the first quarter of 2007. We thus anticipate a significant sequential improvement in our first quarter 2007 results and another record year in 2007."

Statements contained in this news release that state the Company's or management's intentions, hopes, beliefs, expectations, anticipations, projections or predictions of the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include references to future earnings expectations, trends in day rates or utilization, future rig rates or utilization, rig enhancement, completion, and contract commitments, the period of time and number of rigs that will be in a shipyard, scheduled delivery dates for new rigs, market trends, expectations, outlook or conditions for the balance of 2006 and into 2007. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (i) industry conditions and competition, including changes in rig supply and demand, (ii) cyclical nature of the industry, (iii) worldwide expenditures for oil and gas drilling, (iv) operational risks, including hazards created by severe storms and hurricanes, (v) risks associated with operating, rig building, rig repairing and rig enhancement in general, and in foreign jurisdictions in particular, (vi) renegotiation, nullification, or breach of contracts with customers or other parties, (vii) changes in the dates the Company's rigs undergoing shipyard construction work, repairs or enhancement will enter a shipyard or return to service, (viii) risks inherent to shipyard rig construction, rig repair or rig enhancement, (ix) availability of transport vessels to relocate rigs, (x) environmental or other liabilities, risks, or losses including hurricane related equipment damage or loss in the U.S. Gulf of Mexico, that may arise in the future which are not covered by insurance or indemnity in whole or in part, (xi) the impact of current and future laws and government regulation affecting the oil and gas industry in general and the Company's operations in particular, as well as repeal or modification of same, (xii) political and economic uncertainty, (xiii) limited availability of economic insurance coverage for certain perils such as hurricanes in the Gulf of Mexico, (xiv) self-imposed or regulatory limitations on jackup rig drilling locations in the Gulf of Mexico during hurricane season, (xv) our availability to attract and retain skilled personnel, (xvi) excess rig availability resulting from delivery of new drilling units, and (xvii) other risks described from time to time as Risk Factors and otherwise in the Company's SEC filings. Copies of such SEC filings may be obtained at no charge by contacting the Company's investor relations department at 214-397-3045 or by referring to the investor relations section of the Company's website at http://www.enscous.com.

All information in this press release is as of October 24, 2006. The Company undertakes no duty to update any forward-looking statement, to conform the statement to actual results, or reflect changes in the Company's expectations.

ENSCO, headquartered in Dallas, Texas, provides contract drilling services to the global petroleum industry.

Contact: Richard LeBlanc 214-397-3011

-------------------------------------------------------

ENSCO will conduct a conference call at 10:00 a.m. Central Daylight Time on Tuesday, October 24, 2006, to discuss its third quarter results. The call will be broadcast live over the Internet at www.enscous.com. Interested parties also may listen to the call by dialing (719) 457-2727. We recommend that participants call five to ten minutes before the scheduled start time.

A replay of the conference call will be available on ENSCO's web site www.enscous.com, or by phone for 24 hours after the call by dialing (719) 457-0820 (access code 1427305).

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF INCOME (In millions, except per share data) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

OPERATING REVENUES	$489.9	$275.1	$1,353.8	$732.0

OPERATING EXPENSES
Contract drilling	152.6	116.8	431.1	336.0
Depreciation and amortization	44.7	39.1	131.5	113.8
General and administrative	11.3	8.1	32.2	23.9

	208.6	164.0	594.8	473.7

OPERATING INCOME	281.3	111.1	759.0	258.3

OTHER INCOME (EXPENSE)
Interest income	4.3	2.0	9.3	4.9
Interest expense, net	(4.5)	(6.5)	(13.6)	(22.3)
Other, net	(0.4)	(0.2)	(3.3)	1.6

	(0.6)	(4.7)	(7.6)	(15.8)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	280.7	106.4	751.4	242.5

PROVISION FOR INCOME TAXES	65.1	28.4	196.2	68.6

INCOME FROM CONTINUING OPERATIONS	215.6	78.0	555.2	173.9

DISCONTINUED OPERATIONS, NET	(0.8)	(3.7)	3.5	7.4

CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET	--	--	0.6	--

NET INCOME	$214.8	$ 74.3	$ 559.3	$181.3

EARNINGS PER SHARE - BASIC
Continuing operations	$ 1.42	$ 0.51	$ 3.64	$ 1.15
Discontinued operations	(0.01)	(0.02)	0.02	0.05
Cumulative effect of accounting change	--	--	--	--

	$ 1.41	$ 0.49	$ 3.67	$ 1.20

EARNINGS PER SHARE - DILUTED
Continuing operations	$ 1.41	$ 0.51	$ 3.61	$ 1.14
Discontinued operations	(0.01)	(0.02)	0.02	0.05
Cumulative effect of accounting change	--	--	--	--

	$ 1.40	$ 0.49	$ 3.64	$ 1.19

AVERAGE COMMON SHARES OUTSTANDING
Basic	152.0	151.8	152.6	151.3
Diluted	153.3	152.6	153.7	151.9

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED BALANCE SHEET (In millions)

	September 30,	December 31,
	2006	2005
	(Unaudited)

ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 429.1	$ 268.5
Accounts receivable, net	357.7	269.0
Prepaid expenses and other	67.4	40.9

Total current assets	854.2	578.4

PROPERTY AND EQUIPMENT, NET	2,892.0	2,663.6

GOODWILL	336.2	336.2

OTHER ASSETS, NET	49.7	39.7

	$4,132.1	$3,617.9

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 235.8	$ 214.2
Current maturities of long-term debt	17.2	17.2

Total current liabilities	253.0	231.4

LONG-TERM DEBT	466.9	475.4

DEFERRED INCOME TAXES	350.9	338.3

OTHER LIABILITIES	39.4	32.8

STOCKHOLDERS' EQUITY	3,021.9	2,540.0

	$4,132.1	$3,617.9

ENSCO INTERNATIONAL INCORPORATED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (In millions) (Unaudited)

	Nine Months Ended September 30,
	2006	2005

OPERATING ACTIVITIES
Net income	$ 559.3	$ 181.3
Adjustments to reconcile net income to net cash provided
by operating activities of continuing operations:
Depreciation and amortization	131.5	113.8
Changes in working capital and other	(33.2)	(42.5)

Net cash provided by operating activities of continuing operations	657.6	252.6

INVESTING ACTIVITIES
Additions to property and equipment	(405.6)	(401.8)
Net proceeds from disposal of discontinued operations	10.0	121.0
Other	2.5	2.0

Net cash used in investing activities	(393.1)	(278.8)

FINANCING ACTIVITIES
Reduction of long-term borrowings	(8.6)	(49.7)
Cash dividends paid	(11.5)	(11.4)
Proceeds from exercise of stock options	21.9	62.9
Repurchase of common stock	(106.7)	--
Other	1.0	(7.3)

Net cash used in financing activities	(103.9)	(5.5)

Effect of exchange rate fluctuations on cash and cash equivalents	(0.1)	(1.1)
Net cash provided by (used in) operating activities of discontinued operations	0.1	(2.0)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	160.6	(34.8)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	268.5	267.0

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 429.1	$ 232.2

Effective January 1, 2006, the Company adopted Financial Accounting Standards No. 123, (revised 2004) "Share-Based Payment", using the modified-retrospective transition method. Accordingly, compensation expense recognized in prior periods has been restated to include share option compensation expense previously reported on a pro forma basis in the Company's financial statement footnotes.

ENSCO INTERNATIONAL INCORPORATED OPERATING STATISTICS

			Second
	Third Quarter		Quarter
	2006	2005	2006

Contract drilling
Average day rates
Jackup rigs
North and South America	$127,088	$ 69,348	$129,664
Europe/Africa	157,501	94,062	144,510
Asia Pacific	91,844	71,895	88,351

Total jackup rigs	119,440	75,995	116,397
Semisubmersible rig - N. America	191,820	185,828	187,296
Barge rig - Asia Pacific	58,167	51,846	57,109
Platform rig - North America	40,787	37,788	38,041

Total	$117,812	$ 77,208	$114,912

Utilization
Jackup rigs
North and South America	93%	82%	95%
Europe/Africa	100%	100%	100%
Asia Pacific	100%	82%	98%

Total jackup rigs	97%	85%	97%
Semisubmersible rig - N. America	96%	98%	98%
Barge rig - Asia Pacific	100%	99%	96%
Platform rig - North America	100%	100%	100%

Total	97%	86%	97%